Exhibit 99.3

NON-EXCLUSIVE LICENSE AGREEMENT

This NON-EXCLUSIVE LICENSE AGREEMENT (the “Agreement”) dated to be effective as of May 27, 2011 (the “Effective Date”) is between PrimeValue Founder Company (formerly named PrimeValue Group, Inc.), a Delaware corporation formed on January 7, 2009 (“Licensor”) and Taylor & Martin Group, Inc., a Delaware corporation (“Licensee”).

W I T N E S S E T H

WHEREAS, on March 24, 2011, Licensee became the sole owner of Licensor through a merger of Licensee’s newly-formed wholly-owned subsidiary corporation into Licensor, with the Licensor as the surviving entity; and

WHEREAS, pursuant to the merger described above, SABA Group, LLC, a Texas limited liability company (the “Sole Stockholder”) exchanged one hundred percent (100%) of the stock of Licensor for one hundred percent (100%) of the stock of Licensee; and

WHEREAS, Rod K. Cutsinger is the sole member of the Sole Stockholder, and the Sole Stockholder is a disregarded entity for U.S. federal income tax purposes; and

WHEREAS, on February 9, 2011, Licensor acquired all of Rod K. Cutsinger’s right, title and interest in a written business plan, including any and all inventions, whether or not patentable, patents, trademarks, copyrights, know how, trade secrets, internet domain names, internet websites, software, and other intellectual property associated therewith (the “Plan”) created, developed and memorialized on behalf of the Sole Stockholder and Licensor, which describes the manner in which a “Sponsor” (initially intended to be Licensor) would create a national equipment auction business by acquiring several existing companies in the same line of business (the “Combination Partner Companies”) through a series of interrelated transactions that would be integrated with the Sponsor’s proposed initial underwritten public offering of its common stock (the “Combination”), and includes the identities of prospective Combination Partner Companies, information regarding their suitability to participate in the Combination, various financial analyses, data, copyrighted material, invention disclosures, know how, trade secrets, and other intellectual property (collectively, the “Transferred Asset”); and

WHEREAS, on March 27, 2011, Licensor acquired all of Rod K. Cutsinger’s right, title and interest in the Plan, including any and all inventions, whether or not patentable, patents, trademarks, copyrights, know how, trade secrets, internet domain names, internet websites, software, and other intellectual property associated therewith, resulting from his actions during the approximately three-month period beginning on February 9, 2011 to continue to develop the Plan on behalf of the Sole Stockholder and Licensor, by contacting additional prospective Combination Partner Companies, analyzing their suitability to participate in the Combination, and engaging in additional meetings with prospective underwriters, legal counsel and other advisors (collectively, the “Additional Transferred Asset”); and

WHEREAS, Licensor has, acting through the Sole Stockholder, engaged in meetings with prospective underwriters, legal counsel and other advisors regarding the Combination and as a result has developed and established, through May 27, 2011, contacts, customer lists, preliminary relationships with prospective Combination Partner Companies, financial analyses, data, copyrighted material, invention disclosures, know how, trade secrets, and other intellectual property in connection with the Combination (collectively, the “Licensor Asset”); and

WHEREAS, the Sole Stockholder, Licensor and Licensee intend that Licensee, rather than Licensor, serve as the Sponsor pursuant to the Plan; and

WHEREAS, to facilitate Licensee’s ability to serve as the Sponsor pursuant to the Plan, Licensee agrees to acquire a non-exclusive license from Licensor to use, exploit, make copies, and make derivative works of the Transferred Asset, the Additional Transferred Asset, and the Licensor Asset, and in consideration therefore, Licensee agrees to pay to Licensor a license fee of $3,500,000 from the proceeds of its initial public offering and to evidence such license fee obligation by executing a promissory note in the form attached hereto (the “License Fee Note”).

NOW, THEREFORE, IN CONSIDERATION of the mutual promises, covenants and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Grant of Non-Exclusive License. In exchange for the consideration set forth in Section 2, below, and subject to the terms and conditions of this Agreement, on the Effective Date, Licensor hereby grants Licensee and Licensee hereby agrees to accept a non-exclusive, royalty-free, perpetual, fully paid up (upon Licensee’s payment of the licensee fee pursuant to Section 2 of this Agreement), irrevocable, sublicensable, worldwide license to use, exploit, make copies, and make derivative works of the Transferred Asset, the Additional Transferred Asset, and the Licensor Asset, along with any Improvements (as defined below) thereto, for any and all purposes anywhere in the world (the “Non-Exclusive License”). Licensor shall disclose the Transferred Asset, the Additional Transferred Asset, and the Licensor Asset to Licensee on or prior to the Effective Date of this Agreement. The parties hereby agree that such disclosures are made on an “as is” basis. Moreover, except as expressly set forth in this Section 1, neither party grants to the other party any right or license to any of its intellectual property. Licensor reserves any rights not granted for its exclusive benefit.

2. License Fee and License Fee Note. In consideration for Licensor’s grant of the Non-Exclusive License, Licensee hereby agrees to pay Licensor a fee of $3,500,000 from the proceeds of its initial public offering within thirty (30) days of such initial public offering, and as evidence of such license fee obligation, Licensee hereby issues to Licensor the License Fee Note in the form set out in Exhibit A.

3. Improvements. Licensor shall own all intellectual property rights in and to all improvements to the Transferred Asset, the Additional Transferred Asset, and the Licensor Asset (the “Improvements”), and Licensee hereby assigns all worldwide rights therein and thereto to Licensor. Licensor has the sole right, but not the obligation, to prepare, file, prosecute, obtain, and maintain intellectual property protection, including trade secret protection on any Improvements.

4. Future Cooperation. Licensor and Licensee mutually agree to cooperate at all times from and after the date hereof with respect to any of the matters described herein. Licensee shall execute and deliver to Licensor such other instruments of license, shall make such filings with governmental authorities, and shall take such other action as Licensee may reasonably request or as may be otherwise necessary to effectuate the Non-Exclusive License. In addition, Licensor and Licensee agree to cooperate with the other party at the other party’s expense to execute all lawful papers and instruments, to make all rightful oaths and declarations, and to otherwise assist the other party (including without limitation participating in enforcement actions) as may be necessary and reasonably requested in the preparation and prosecution of any or all intellectual property rights relating to the Transferred Asset, the Additional Transferred Asset, the Licensor Asset, and any Improvements.

5. Goodwill. Licensee agrees and acknowledges that great value is placed upon the trademarks (whether or not registered), internet domain names (whether or not registered), and the goodwill associated such trademarks that are associated with the Transferred Asset, the Additional Transferred Asset, and the Licensor Asset, and that the nature and quality of all goods produced, services rendered, and materials published, by Licensee in connection with such trademarks and internet domain names shall conform to commercially reasonable quality standards. Licensor shall maintain control of the nature and quality of the goods produced, services rendered, and materials published by Licensee during the term of the Agreement, and Licensee shall cooperate with Licensor in maintaining Licensor’s control of such nature and quality. All goodwill connected with any such trademarks and internet domain names shall remain the property of Licensor.

6. Confidentiality. Licensee agrees to not use any confidential information of the Licensor for any purpose except as is reasonably necessary to carry out the Licensee’s rights and responsibilities under this Agreement, including, without limitation, Licensee’s rights under the Non-Exclusive License. The Licensee agrees not to disclose any confidential information, except that the Licensee may disclose the confidential information to those agents, assigns, directors, officers, contractors, shareholders, members, managers, and employees (individually, an “Employee” or collectively, “Employees”) of Licensee who are reasonably required to have the information in order to perform tasks necessary to carry out Licensee’s rights and responsibilities under this Agreement and who have agreed to keep such confidential information confidential under terms and conditions similar to this Agreement. If Licensee is required by law to make any disclosure that is prohibited or otherwise constrained by this Agreement, Licensee will provide Licensor with prompt written notice of such requirement so that Licensor may seek a protective order or other appropriate relief protecting the confidential information from public disclosure. Subject to the foregoing sentence, Licensee may furnish that portion (and only that portion) of the confidential information that Licensee is legally compelled or is otherwise legally required to disclose; provided, however, that Licensee provides any and all assistance as Licensor may request in obtaining such order or other relief.

(a) Maintenance of Confidentiality. Licensee agrees that it shall protect the secrecy of, and avoid disclosure and unauthorized use of, the confidential information. Without limiting the foregoing, Licensee shall take at least those measures that it takes to protect its own confidential information of a similar nature, but in no case less than reasonable care.

(b) Exceptions. Confidential information shall exclude information that:

(i) was publicly known and made generally available in the public domain prior to the time of disclosure by Licensor;

(ii) becomes publicly known and made generally available after disclosure by Licensor to Licensee through no action or inaction of Licensee;

(iii) is already known by or in the possession of Licensee at the time of disclosure by Licensor as shown by Licensee’s files and records immediately prior to the time of disclosure;

(iv) is obtained by Licensee from a third party lawfully in possession of such information and without a breach of such third party’s obligations of confidentiality; or

(v) is independently developed by Licensee without use of or reference to Licensor’s confidential information, as shown by documents and other competent evidence in Licensee’s possession.

7. Successors and Assigns. Neither party may assign, delegate, or otherwise transfer, in whole or in part, any right or obligation hereunder without the prior express written consent of the other party, but such consent shall not be unreasonably withheld. Notwithstanding the foregoing, either party may assign or transfer any right or obligation hereunder without the consent of the other party to any Affiliate (as defined below) or to any third party if such assignment or transfer is part of the sale of that part of the business to which this Agreement pertains. Any permitted assignee shall assume all obligations of its assignor under this Agreement. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, representatives, successors and assigns. For the purposes of this Section 7, “Affiliate” means, with respect to any specified Person, a Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this definition, “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting equity interest, by contract or otherwise. The term “Person” means any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or other department or agency thereof, or any other legally recognized entity.

8. Representations and Warranties. Each of the parties hereby represents and warrants that: (i) it is an entity duly organized and validly existing under the laws of the state or country of its organization; (ii) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate corporate action of such party; and (iii) this Agreement is a legal and valid obligation binding upon such party and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the parties does not conflict with any agreement, instrument or understanding to which such party is a party or by which it is bound. LICENSOR AND LICENSEE AGREE AND UNDERSTAND THAT, EXCEPT AS SPECIFICALLY PROVIDED HEREIN, THIS AGREEMENT IS MADE WITHOUT ANY WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF

MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY WARRANTY OF NON-INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OF THIRD PARTIES, AND WITHOUT ANY WARRANTY AGAINST HIDDEN VICES OR DEFECTS.

9. Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCEPT FOR THE OBLIGATIONS DUE UNDER ARTICLE 12 OF THIS AGREEMENT, NEITHER PARTY HERETO, NOR ANY OF THEIR AFFILIATES, SUCCESSORS, OR ASSIGNS, SHALL BE LIABLE TO ANY OTHER PARTY HERETO (OR TO ITS AFFILIATES, SUCCESSORS, OR ASSIGNS) FOR EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, CONTINGENT, SPECIAL, REMOTE OR SPECULATIVE DAMAGES, INCLUDING WITHOUT LIMITATION, DELAY, DOWNTIME, LOST PROFITS OR LOST BUSINESS OPPORTUNITY WHETHER OR NOT SUCH IS OCCASIONED BY NEGLIGENCE, FAULT OR STRICT LIABILITY AND WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT OR OTHERWISE.

10. Term and Termination. This Agreement shall commence upon the Effective Date and shall continue in effect until terminated in accordance with this Section 10. This Agreement and the rights granted herein may be terminated by either party upon breach by the other party of any material obligation or condition contained in this Agreement, effective sixty (60) days after giving written notice to the breaching party of such termination, which notice shall describe such breach in reasonable detail, including but not limited to the particular nature of the breach and any steps required to remedy it. The foregoing notwithstanding, if such default or breach is cured or remedied or shown to be non-existent within the aforesaid sixty (60) day period, the notice shall be automatically withdrawn and shall be of no effect. In addition, this Agreement and the rights granted herein may be terminated, at any time, upon a mutual written agreement executed by both parties to terminate this Agreement.

11. Effect of Termination. Upon any termination of this Agreement under Section 10, as of the effective date of such termination, the Non-Exclusive License shall terminate automatically. Not withstanding any provision herein to the contrary, the rights and obligations of the parties set forth in Sections 2-3, 5-7, 9-10, and 12-16, as well as any rights or obligations accrued hereunder prior to the effective date of termination (including Licensee’s payment obligation under Section 2 of this Agreement), shall survive the expiration and termination of this Agreement.

12. Notifications. All notices, requests and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by facsimile transmission (to be followed with written fax confirmation), (iii) sent by private courier service providing evidence of receipt, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid. The addresses and other contact information for the parties are as follows:

If to Licensor:	ADDRESS

PrimeValue Founder Company 12 Greenway Plaza, Suite 1100 Houston, TX 77046

If to Licensee:	ADDRESS

Taylor & Martin Group, Inc. 12 Greenway Plaza, Suite 1100 Houston, TX 77046

All notices, requests and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by the recipient, (iii) if sent by private courier, on the day such notice is delivered to the recipient, or (iv) if sent by registered or certified mail, on the fifth (5th) business day following the day such mailing is made.

13. Modification and Waiver. This is the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior representations, understandings, and agreements between the parties with respect to the subject matter hereof. No supplement, modification, waiver, or termination of this Agreement or any provisions hereof shall be binding unless executed in writing by both parties hereto. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision (whether or not similar); nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the term hereof, it is the intention of the parties that the remainder of this Agreement shall not be affected thereby provided that a party’s rights under this Agreement are not materially affected. The parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid, illegal or unenforceable, it being the intent of the parties that the basic purposes of this Agreement are to be effectuated.

14. Counterparts. Any number of counterparts of this Agreement may be executed. Each counterpart will be deemed to be an original instrument, and all counterparts taken together will constitute one agreement.

15. Governing Law and Forum. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. In addition, each party hereby agrees that any dispute regarding this Agreement or the matters contemplated hereby shall be litigated only in the federal or state courts located in Harris County, Texas, and each party agrees that it shall not commence any legal proceeding against the other party in any other court or before any other authority. Each party hereby submits to the jurisdiction of the federal or state courts located in Harris County, Texas, and each party hereby waives any objection to the jurisdiction of such courts. Both parties hereby irrevocably waive jurisdiction in any court or governing body other than as specifically agreed to in this Section 15.

16. Miscellaneous Provisions. Section headings are inserted for convenience of reference only and do not form a part of this Agreement. In addition, the parties hereto acknowledge and agree that: (i) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (ii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement. The words “hereof”, “herein”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any subdivision contained in this Agreement. The words “include” and “including” when used herein are not exclusive and mean “include, without limitation” and “including, without limitation”, respectively.

Remainder of this page is intentionally left blank. A signature page follows.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date first written above.

LICENSEE
TAYLOR & MARTIN GROUP, INC.

By:	/s/ Rod K. Cutsinger
	Name:	Rod K. Cutsinger
	Title:	Chief Executive Officer

LICENSOR
PRIMEVALUE FOUNDER COMPANY

By:	/s/ Rod K. Cutsinger
	Name:	Rod K. Cutsinger
	Title:	Chief Executive Officer

AMENDMENT TO NON-EXCLUSIVE LICENSE AGREEMENT

THIS AMENDMENT (this “Amendment”), dated as of the 18th day of November, 2011, amends that Non-Exclusive License Agreement (the “Agreement”), dated as of May 27, 2011, by and between PrimeValue Founder Company (formerly named PrimeValue Group, Inc.), a Delaware corporation formed on January 7, 2009 (“Licensor”), and TMG Founder Company (formerly named Taylor & Martin Group, Inc.), a Delaware corporation formed on March 24, 2011 (“Licensee”).

Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Agreement.

RECITALS:

WHEREAS, Licensor and Licensee previously intended that Licensee would consummate an initial underwritten public offering (the “IPO”) and would use the proceeds from the IPO to pay the Licensee Fee Note executed on May 27, 2011 (the “Note”); and

WHEREAS, on November 18, 2011, Licensee filed a Certificate of Amendment to the Certificate of Incorporation of Taylor & Martin Group, Inc. with the Secretary of State of the State of Delaware to change its name from Taylor & Martin Group, Inc. to TMG Founder Company; and

WHEREAS, Licensor and Licensee now intend that Taylor & Martin Group, Inc., formed on November 18, 2011, shall consummate the IPO, and, therefore, Licensee shall not directly use the proceeds from the IPO to pay the Note; and

WHEREAS, Licensor and Licensee originally intended that the principal balance of the Note should equal not only the combined principal balances of (i) the Amended and Restated Promissory Note dated March 24, 2011 by Licensor to SABA Group, LLC and (ii) the Promissory Note dated May 27, 2011 by Licensor to SABA Group, LLC, but also the amount of unpaid interest having accrued since February 9, 2011 under the Amend and Restated Promissory Note dated March 24, 2011 by Licensor to SABA Group, LLC; and

WHEREAS, to achieve the original intent of the parties, Licensor and Licensee propose to increase the principal balance of the Licensee Fee Note by $46,171.23 to account for the accrued interest from February 9, 2011 to May 26, 2011, and to adjust the interest rate on the Licensee Fee Note; and

WHEREAS, pursuant to Section 13 of the Agreement, the Agreement may be amended by a written instrument executed by both Licensor and Licensee;

NOW, THEREFORE, the following amendments to the Agreement are hereby adopted, to be effective as of date first above written:

1. The Agreement is hereby amended by deleting the seventh paragraph in the Recitals in its entirety and replacing it with the following:

WHEREAS, the Sole Stockholder, Licensor and Licensee previously intended that Licensee, rather than Licensor, serve as the Sponsor pursuant to the Plan; and

2. The Agreement is hereby amended by deleting the eighth paragraph in the Recitals in its entirety and replacing it with the following:

WHEREAS, to achieve the objectives set forth in the Plan, Licensee agrees to acquire a non-exclusive license from Licensor to use, exploit, make copies, and make derivative works of the Transferred Asset, the Additional Transferred Asset and the Licensor Asset, and in consideration therefore, Licensee agrees to pay to Licensor a license fee equal to the combined outstanding principal balance and accrued interest owing under a promissory note Licensee agrees to execute with the principal amount of $3,546,171.23 in the form attached hereto (the “Amended and Restated License Fee Note”).

3. The Agreement is hereby amended by deleting Section 2 in its entirety and replacing it with the following:

2. License Fee and Amended and Restated License Fee Note. In consideration for Licensor’s grant of the Non-Exclusive License, Licensee hereby agrees to pay Licensor within thirty days of the initial underwritten public offering of Taylor & Martin Group, Inc., a fee equal to the outstanding amount (principal and interest) due on the Amended and Restated License Fee Note, and as evidence of such license fee obligation, Licensee hereby issues to Licensor the Amended and Restated License Fee Note in the form set out in Exhibit A.

4. Except as specifically amended herein, the Agreement remains in full force and effect. This Amendment and the Agreement, as amended, shall be one and the same instrument and may be amended and restated in one instrument.

This Amendment shall be construed, interpreted and enforced in accordance with the laws of the State of Texas, without giving effect to any principles of conflicts of laws.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date first written above.

LICENSEE TMG FOUNDER COMPANY

By:	/s/ Rod K. Cutsinger
	Name:	Rod K. Cutsinger
	Title:	Chief Executive Officer

LICENSOR
PRIMEVALUE FOUNDER COMPANY

By:	/s/ Rod K. Cutsinger
	Name:	Rod K. Cutsinger
	Title:	Chief Executive Officer

LICENSE FEE NOTE

$3,500,000.00	Houston, Texas	May 27, 2011

For value received, the undersigned Taylor & Martin Group, Inc., a Delaware corporation (“Maker”), promises to pay to the order of PrimeValue Founder Company (formerly named PrimeValue Group, Inc.), a Delaware corporation formed on January 7, 2009 and wholly owned by Maker (“Payee”), the sum of Three Million Five Hundred Thousand Dollars and No Cents ($3,500,000.00) in lawful money of the United States of America, with interest thereon, as hereinafter provided.

The unpaid principal balance of this Note from time to time outstanding shall bear interest from the date hereof until maturity at a per annum rate equal to 5.0% calculated on a 365-day per year basis. All past due principal and accrued interest from the date it is due until paid at a per annum rate of interest equal to 5.0%, which interest shall accrue on a semi-annual basis.

Repayment Date and Source of Funds. The outstanding principal balance of this Note, together with any accrued but unpaid interest shall be due and payable on the earlier of (i) the consummation of an initial underwritten public offering of shares of common stock, $0.00001 par value, of Maker (the “IPO”), or (ii) five years from the date first set out above, and shall be payable only from the proceeds of the IPO. The principal of this Note may not be prepaid by Maker, in whole or in part, at any time without penalty.

Acceleration. It is agreed that time is of the essence in the performance of this Note. Payee may declare by written notice to Maker the outstanding principal amount of this Note and all other amounts payable by Maker under this Note to be immediately due and payable if (a) (1) Maker does not pay any payment when due hereunder and (2) Maker does not pay such payment within ten business days following receipt of notice that such payment is past due; (b) Maker files a petition in bankruptcy; (c) a petition in bankruptcy is filed against Maker and shall not be dismissed or stayed within 90 days; or (d) an attempt is made to assign this Note in violation of the provisions hereof (each an “Event of Default”). Maker and all sureties, endorsers and guarantors waive demand, presentment for payment, notice of dishonor, notice of intent to accelerate, notice of acceleration and all other notices of any kind, as well as filing of suit and diligence in collecting this Note. The failure of Payee to exercise any remedy shall not constitute a waiver on the part of the holder of the right to exercise any remedy at any other time.

Collection Fees. If an Event of Default is made in the payment of this Note and it is placed in the hands of any attorney for collection, or if collected by suit or through any bankruptcy or other proceeding, Maker hereby agrees to pay all reasonable expenses incurred by Payee in connection with such collection, including reasonable attorneys’ fees, in addition to all other amounts owing hereunder.

Non-exclusivity. No right, power or remedy conferred to Payee in this Note, or now or hereafter existing at law or in equity, by statute or otherwise, shall be exclusive; and each such right, power or remedy shall, to the full extent permitted by law, be cumulative and in addition to every other such right, power or remedy. No course of dealing and no delay in exercising any right, power or remedy conferred on Payee in this Note or any other document executed in connection with this Note or now or hereafter existing at law or in equity, or by statute or otherwise, shall operate as a waiver of or otherwise prejudice any such right, power or remedy.

Severability and Assignability. If any provision in this Note is held to be unenforceable, such provision shall be severed and the remaining provisions shall remain in full force and effect. The provisions of this Note may be waived or amended only in a writing signed by the party against whom enforcement of such waiver or amendment is sought. This Note shall bind Maker and Maker’s successors and assigns and shall inure to the benefit of Payee and Payee’s successors and assigns. Maker may not assign, directly or indirectly (including by operation of law or as a result of a change in control) its obligations and duties under this Note to another party. Payee shall not have the right to assign his or her rights, duties, and obligations under this note to a third person.

Governing Law. This Note is being executed and delivered, and is intended to be performed, in the State of Texas. Except to the extent that the laws of the United States may apply to the terms hereof, the substantive laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Note.

Entire Agreement. There are no unwritten oral agreements between the parties.

Headings. The headings contained in this Note are for reference purposes only and shall not affect in any way the meaning or interpretation of this Note.

Non-Usurious Interest. Notwithstanding the foregoing or any other term in this Note to the contrary, it is the intention of Maker and Payee to conform strictly to any applicable usury laws. Accordingly, if Payee contracts for, charges or receives any consideration in connection with this Note which constitutes interest in excess of the maximum lawful interest rate that may be contracted for, charged or received under the laws applicable to this Note which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum lawful interest rate, then any such excess shall be cancelled automatically and, if previously paid, shall at Payee’s option be applied to the outstanding principal amount under this Note or be refunded to Maker.

(Remainder of Page Intentionally Blank)

EXECUTED to be effective as of the date first above written.

MAKER:

Taylor & Martin Group, Inc.

By:	/s/ Rod K. Cutsinger
Name:	Rod K. Cutsinger
Title:	Chief Executive Officer

[Signature Page to License Fee Note]

THIS AMENDED AND RESTATED LICENSE FEE NOTE AMENDS AND RESTATES IN ITS ENTIRETY (BUT DOES NOT EXTINGUISH) THAT CERTAIN LICENSE FEE NOTE, DATED MAY 27, 2011, IN THE ORIGINAL PRINCIPAL AMOUNT OF $3,500,000 MADE BY THE MAKER AND PAYABLE TO THE PAYEE.

AMENDED AND RESTATED LICENSE FEE NOTE

$3,546,171.23	Houston, Texas	November 18, 2011

For value received, the undersigned TMG Founder Company (formerly named Taylor & Martin Group, Inc.), a Delaware corporation formed on March 24, 2011 (“Maker”), promises to pay to the order of PrimeValue Founder Company (formerly named PrimeValue Group, Inc.), a Delaware corporation formed on January 7, 2009 and wholly owned by Maker (“Payee”), the sum of Three Million Five Hundred Forty Six Thousand One Hundred Seventy One Dollars and Twenty Three Cents ($3,546,171.23) in lawful money of the United States of America, with interest thereon, as hereinafter provided.

Interest on the unpaid principal balance of this Note shall accrue from May 27, 2011 until maturity at a per annum rate equal to 4.9349% calculated on a 365-day per year basis. All past due principal and accrued interest shall bear interest from the date it such principal and accrued interest is due until paid at a per annum rate of interest equal to 4.9349%, which interest shall accrue on a semi-annual basis.

Repayment Date. The outstanding principal balance of this Note, together with any accrued but unpaid interest, shall be due and payable on the earlier of (i) the consummation of an initial underwritten public offering of shares of common stock, $0.00001 par value, of Taylor & Martin Group, Inc., a Delaware corporation formed on November 18, 2011 (the “IPO”), or (ii) five years from the date first set out above. The principal of this Note may not be prepaid by Maker, in whole or in part, at any time without penalty.

Acceleration. It is agreed that time is of the essence in the performance of this Note. Payee may declare by written notice to Maker the outstanding principal amount of this Note and all other amounts payable by Maker under this Note to be immediately due and payable if (i) (1) Maker does not pay any payment when due hereunder and (2) Maker does not pay such payment within ten business days following receipt of notice that such payment is past due; (ii) Maker files a petition in bankruptcy; (iii) a petition in bankruptcy is filed against Maker and shall not be dismissed or stayed within 90 days; or (iv) an attempt is made to assign this Note in violation of the provisions hereof (each, an “Event of Default”). Maker and all sureties, endorsers and guarantors waive demand, presentment for payment, notice of dishonor, notice of intent to accelerate, notice of acceleration and all other notices of any kind, as well as filing of suit and diligence in collecting this Note. The failure of Payee to exercise any remedy shall not constitute a waiver on the part of the holder of the right to exercise any remedy at any other time.

Collection Fees. If an Event of Default is made in the payment of this Note and it is placed in the hands of any attorney for collection, or if collected by suit or through any bankruptcy or other proceeding, Maker hereby agrees to pay all reasonable expenses incurred by Payee in connection with such collection, including reasonable attorneys’ fees, in addition to all other amounts owing hereunder.

Non-exclusivity. No right, power or remedy conferred to Payee in this Note, or now or hereafter existing at law or in equity, by statute or otherwise, shall be exclusive; and each such right, power or remedy shall, to the full extent permitted by law, be cumulative and in addition to every other such right, power or remedy. No course of dealing and no delay in exercising any right, power or remedy conferred on Payee in this Note or any other document executed in connection with this Note or now or hereafter existing at law or in equity, or by statute or otherwise, shall operate as a waiver of or otherwise prejudice any such right, power or remedy.

Severability and Assignability. If any provision in this Note is held to be unenforceable, such provision shall be severed and the remaining provisions shall remain in full force and effect. The provisions of this Note may be waived or amended only in a writing signed by the party against whom enforcement of such waiver or amendment is sought. This Note shall bind Maker and Maker’s successors and assigns and shall inure to the benefit of Payee and Payee’s successors and assigns. Maker may not assign, directly or indirectly (including by operation of law or as a result of a change in control) its obligations and duties under this Note to another party. Payee shall not have the right to assign his or her rights, duties, and obligations under this note to a third person.

Governing Law. This Note is being executed and delivered, and is intended to be performed, in the State of Texas. Except to the extent that the laws of the United States may apply to the terms hereof, the substantive laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Note.

Entire Agreement. There are no unwritten oral agreements between the parties.

Headings. The headings contained in this Note are for reference purposes only and shall not affect in any way the meaning or interpretation of this Note.

Non-Usurious Interest. Notwithstanding the foregoing or any other term in this Note to the contrary, it is the intention of Maker and Payee to conform strictly to any applicable usury laws. Accordingly, if Payee contracts for, charges or receives any consideration in connection with this Note which constitutes interest in excess of the maximum lawful interest rate that may be contracted for, charged or received under the laws applicable to this Note which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum lawful interest rate, then any such excess shall be cancelled automatically and, if previously paid, shall at Payee’s option be applied to the outstanding principal amount under this Note or be refunded to Maker.

[Signature page to follow]

EXECUTED to be effective as of the date first above written.

MAKER:

TMG Founder Company

By:	/s/ Rod K. Cutsinger
Name:	Rod K. Cutsinger
Title:	Chief Executive Officer

Agreed and Accepted:

PAYEE:

PrimeValue Founder Company

By:	/s/ Rod K. Cutsinger
Name:	Rod K. Cutsinger
Title:	Chief Executive Officer

Signature page to Amended and Restated License Fee Note